Exhibit 99.1

Contact: Pete De Spain Sr. Director, Investor Relations & Corporate Communications (858) 792-3729 pdespain@meipharma.com

MEI PHARMA ANNOUNCES CLOSING OF $27.5 MILLION PRIVATE PLACEMENT

San Diego – December 19, 2012 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for cancer, announced today that it has completed its previously announced private placement of common stock and warrants in a financing led by new investors Vivo Ventures and New Leaf Venture Partners. Gross proceeds from the private placement were $27.5 million, before deducting fees and expenses. The Company intends to use the net proceeds primarily to advance the clinical development of its lead drug candidate, Pracinostat, an oral histone deacetylase (HDAC) inhibitor.

“The completion of this financing caps a pivotal year for our company and comes on the heels of exciting data presented last week at the American Society of Hematology Annual Meeting,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer of MEI Pharma. “These data from a pilot Phase II trial of Pracinostat in combination with azacitidine in patients with advanced myelodysplastic syndrome (MDS) showed that eight of the nine patients treated at the MD Anderson Cancer Center achieved a clinical response (CR, CRi, & PR). Combined with the results from an additional, previously unreported patient treated at the University of Wisconsin-Madison who achieved a complete response, the trial showed an overall response rate of 90% (nine out of 10).

“Now, with the proceeds from this financing,” continued Dr. Gold, “we look forward to further evaluating the combination of Pracinostat and azacitidine in a larger, randomized, placebo-controlled Phase II trial in this high-risk MDS population. We are working diligently to initiate this trial and expect to begin enrolling patients by the second quarter of 2013.”

The Company also announced that it has effected a 1-for-6 reverse stock split of its common stock, decreasing the number of shares issued and outstanding from approximately 27.2 million immediately prior to the reverse stock split to approximately 13.7 million after giving effect to the reverse stock split and the closing of the private placement.

The reverse split is another in a series of strategic actions the Company has undertaken to position itself for future growth and is intended to attract a broader range of institutional investors.

The Company’s common stock will begin trading on a reverse stock split-adjusted basis when the market opens today, December 19, 2012. As a result of the reverse stock split, every six shares of issued and outstanding common stock were automatically converted into one issued and outstanding share of common stock. The new CUSIP number for the common stock following the reverse stock split is 55279B 202.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel therapies for cancer. The Company’s lead drug candidate is Pracinostat, a potential best-in-class, oral histone deacetylase (HDAC) inhibitor, which has been tested in multiple Phase I and pilot Phase II clinical trials, including advanced hematologic malignancies such as myelodysplastic syndrome (MDS), acute myeloid leukemia and myelofibrosis. The Company expects to initiate a randomized Phase II trial of Pracinostat in combination with azacitidine in patients with MDS by the second quarter of 2013. In addition, MEI Pharma is developing two drug candidates derived from its isoflavone-based technology platform, ME-143 and ME-344. For more information, go to www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management's current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.